Exhibit 10.9

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”) is entered into effective as of January 1, 2014 (the “Effective Date”), by and between Stewart Information Services Corporation (the “Company”), and Matthew W. Morris (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed with the Company and previously entered into an Employment Agreement with the Company as of January 1, 2012 (“Effective Date”); and

WHEREAS, Executive and the Company have agreed to amend the Agreement to provide for a change in the definition of terms and conditions regarding Executive’s entitlement of certain payments, including: Annual Salary, Long Term Incentive Plan, Short Term Incentive Plan, and Special Bonus, as specified and defined in the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the Executive and the Company, intending to be legally bound, hereby agree as follows:

Section 2.1 Annual Salary, in the Employment Agreement shall be amended and superseded by the following Section 2.1:

2.1 Annual Salary. The Company shall pay to the Executive an annual salary at a rate of not less than Four Hundred Fifty Thousand Dollars ($450,000) per year (the “Annual Salary”), subject to increase at the sole discretion of the Board of Directors of Stewart Information Services Corporation (the “Board of Directors” or the “Board”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than twice each month, less such deductions as shall be required to be withheld by applicable law and regulations and less any Executive voluntary deductions.

Section 2.2.1. Short Term Incentives, in the Employment Agreement shall be amended and superseded by the following Section 2.2.1:

2.2.1 Short Term Incentives. The Executive shall be eligible to receive an annual short term incentive cash payment, the incentive plan to be determined by the Board in its sole discretion. The terms of the short term incentive plan (“STI Plan”) are set out in Exhibit A hereto, which is incorporated herein for all purposes. The terms and conditions of the STI Plan are subject to change from year to year. The payment made pursuant to this Section 2.2.1 shall be paid to the Executive in the succeeding year for which it is earned and shall be paid by March 31 of such year. The Executive must be actually employed on the date that any short term incentive plan payment is made in order to be eligible and entitled to any such short term incentive plan payment, except as otherwise set forth in this Agreement.

Section 2.2.2 Long Term Incentives, in the Employment Agreement shall be amended and superseded by the following Section 2.2.2:

2.2.2 Long Term Incentives. The Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time. The Company reserves the right to terminate the LTI Plan in its sole discretion in accordance with the terms of the LTI Plan, and the terms and conditions of the Plan are subject to change from year to year. The terms of the LTI Plan are set out in Exhibit B hereto, which is incorporated herein for all purposes. The Executive must be actually employed on the date that any long term incentive plan payment is made in order to be eligible and entitled to any such long term incentive plan payment.

1. Term of Addendum Agreement. The Company and Executive agree that the term of this Addendum Agreement shall commence on January 1, 2014.

2. Entire Addendum Agreement. This Addendum Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

3. Waivers and Amendments. This Addendum Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4. Governing Law. This Addendum Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

5. Assignment. This Addendum Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

6. Counterparts. This Addendum Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Headings. The headings in this Addendum Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Addendum Agreement.

8. No Presumption Against Interest. This Addendum Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

9. Binding Agreement. This Addendum Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive’s legal representatives.

IN WITNESS WHEREOF, the parties have executed this Addendum Agreement as of the date first above written.

EXECUTIVE

By:	/s/ Matthew W. Morris

Date:	4/7/14

Name:	Matthew W. Morris
Title:	Chief Executive Officer

COMPANY

Stewart Information Services Corp.

By:	/s/ Dr. Edward Douglas Hodo

Date:	4/7/14

Name:	Dr. Edward Douglas Hodo
Title:	Chairman of the Board

EXHIBIT A

ANNUAL SHORT TERM INCENTIVE PLAN

(“STI PLAN”)

Executive shall be eligible to participate in the Company’s Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”). The STI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion.

Payout amount will be determined by the attainment towards metrics which are both specific to your position as well as reflective of corporate performance.

As part of its analysis, the Board shall consider the following targets in determining the amount of the STI payment to the Executive:

Short Term Incentive (STI)
Target Payout:	100% of Base Pay	$450,000

Maximum Target Payout:	200% of Target	$900,000

Metrics Used to Determine STI	Threshold	Target	Maximum	Weighting
Corporate Goals (100.0% of STI):
EBIDTA Improvement	-5.00%	0.00%	5.00%	34.00%
Pretax Profit Margin	5.00%	5.50%	6.00%	33.00%
Modified Return on Equity	9.00%	10.00%	11.00%	33.00%

STI will be delivered as a cash bonus, paid annually after the conclusion of the fiscal year, before the end of the first quarter of the succeeding year. STI payout is expressed as a percentage of your base pay.

Target Annual STI payout is the equivalent of 100% of your base pay.

Maximum Annual STI payout is the equivalent of 200% of your target payout.

Specific terms and calculations related to the Short Term Incentive (STI) Plan

The following sets forth the definition of specific terms and calculations related to the Short-Term Incentive (STI).

Term/Calculation	Definition

Base Pay	This is the annual base salary.

Budget Attainment	Budget Attainment metric measures the variance between actual expenses and budget expenses for service center executives. The variance is expressed as a percent variance. The metric is calculated by taking the actual annual expenses minus the budgeted annual expenses. The difference is then divided by the budgeted annual expenses. Payout for this metric is based on variance percentage.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.

Corporate	Corporate is the same as Company.

Corporate Performance	Corporate Performance is the set of metrics for the Company.

Cost Control Initiative	Cost Control Initiative metric is specific goals established for each service center executive. This metric is measured by determining how much of the annual goals were completed on a percentage basis. Payout for this metric is based on completion percentage.

Customer Service Index	Customer Service Index metric is an internal survey conducted at least annually. The result is the absolute value of the results of the annual survey.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record. Payout for this metric is based on percent improvement.

Employee Costs	Employee Costs is line 28 Total Employee Costs from the Profit Center Statement (STG portion) and Schedule A (STC portion). As a result, the System of Record is the PCSAPP and STATAPP.

Employee Costs Ratio	Employee Costs Ratio metric is calculated by dividing the Employee Costs by Operating Revenues from the Profit Center Statement (STG portion) and Schedule A (STC portion). As a result, the System of Record is the PCSAPP and STATAPP. Payout for this metric is based on ratio attainment.

Maximum (Performance Level)	See Performance Level.

Term/Calculation	Definition

Maximum Target Payout	The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the STI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Modified Average Shareholders’ Equity	Modified Average Shareholders’ Equity is calculated by subtracting cumulative other comprehensive income and noncontrolling interest from shareholders’ equity. This calculation is done as of the beginning of the year and the end of the year. The average is then calculated by adding the beginning of the year and ending of the year calculations and then dividing by two.

Modified Net Earnings Attributable to Company	Modified Net Earnings Attributable to Company is calculated by subtracting certain items including, but not limited to, certain unusual income tax expense or benefit as determined by the Board of Directors of the Company from Net Earnings Attributable to Company. The source of data is the System of Record.

Modified Return on Equity (Modified ROE)	Modified Return on Equity metric is calculated by dividing Modified Net Earnings Attributable to Company by Modified Average Shareholders’ Equity. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

National Production Services (NPS) Expenses Ratio	National Production Services (NPS) Expenses Ratio metric is calculated by dividing NPS expenses by the sum of (1) Operating Revenues less the Company’s portion of earnings from equity investees from the Direct Operations Segment and (2) external Operating Revenues less the Company’s portion of earnings from equity investees from NPS. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Operating Revenues	Operating Revenues is line 20 Total Revenues from the Profit Center Statement (STG portion) and line 20 Total Net Revenues from the Schedule A (STC portion). As a result, the System of Record is the PCSAPP and STATAPP.

Operational Performance	Operational Performance is the set of metrics for an executives’ area of management.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold (50% of Target) and Maximum (200% of Target).

Term/Calculation	Definition

Policy Loss Ratio	Policy Loss Ratio metric is calculated by dividing Title Losses and Claims by Title Insurance Revenues from Direct Operations and Agency Operations. This calculation derived from the GAAP financials rather than the PCS Policy Losses Ratio. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Premium Remittance Per Agency Ratio	Premium Remittance Per Agency Ratio metric is calculated by dividing premium revenues remitted by active independent agencies by the number of active independent agencies and excludes agencies who are zero dollar premium remitters. The source of the data is STNET1, which is the primary source for policy remittances, along with the number of agencies. Payout for this metric is based on percent improvement.

Pretax Profit	Pretax Profit is the pretax earnings reported on line 71 of the Profit Center Statements (STG portion) and Schedule A (STC portion). As a result, the System of Record is the PCSAPP and STATAPP.

Pretax Profit Margin	Pretax Profit Growth metric is calculated by using what is reported on line 71 Pretax Profit from the Profit Center Statements (STG portion) and Schedule A (STC portion). As a result, the System of Record is the PCSAPP and STATAPP. Payout for this metric is based on percent change from the prior year.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.

Target (Performance Level)	See Performance Level.

Target Payout	Target Payout is the annual cash bonus that can be earned and paid under the STI. Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.

Title Insurance Revenues	Title Insurance Revenues are revenues earned from title insurance and escrow and other related fees. The source of data is the System of Record.

Title Losses and Claims	Title Losses and Claims is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that is defined in the Company’s Annual Report filed with the Securities Exchange Commission on the Form 10-K. The source of data is the System of Record.

Term/Calculation	Definition

Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.

Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking metric is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index. The source of data is Bloomberg. Payout for this metric is based on percentile ranking.

Weighting	Weighting is a calculation that applies a percentage to each metric. The aggregation of the percentages is 100%.

EXHIBIT B

LONG TERM INCENTIVE PLAN

(“LTI”)

Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI”), as such plan shall be in effect and amended and/or superseded from time to time.

The actual value of the LTI shall be determined by the Board of Directors (“Board”), in its sole discretion. The Board shall consider the overall performance of the Company in awarding the LTI. As part of its analysis, the Board shall consider the following targets in determining the value of the LTI payable to the Executive:

Long Term Incentive (LTI)
Target Payout:	175% of Base Pay
33% paid as Restricted Stock Award (RSA)	Time Vested	$262,500
33% paid as Performance Share Award (PSA)	Total Shareholder Return (TSR)	$262,500
33% paid as Performance Share Award (PSA)	Earnings Per Share (EPS)	$262,500

Total Target Value Payout		$787,500
Total Maximum Value Payout		$1,312,500

Metrics Used to Determine RSA and PSA
Time Vesting
Shares are not subject to performance contingencies and will be earned by the recipient by continued employment through the vesting period
Total Shareholder Return (TSR)
Vesting of performance shares occurs at the end of the performance period based on the achievement of pre-determined TSR percentile ranking in relation to the Russell 2000 Financial Services Index
Earnings Per Share (EPS)
Vesting of EPS performance shares occurs at the end of the performance period based on achievement of pre-determined EPS targets.

Target LTI grant is the equivalent of 175% of your base pay.

LTI will be delivered as a Restricted Stock Award (RSA) or as a Performance Stock Award (PSA) (Total = 100% of LTI grant).

LTI will be granted annually. It is 100% granted, but vests depending on the terms listed in this exhibit.

Dividend Equivalent Rights (“DER”):

In the event a dividend is paid to shareholders during the restriction period, the recipient will receive a cash payout as a DER at the time of vesting based on the number of shares from this restricted period which become vested due to meeting the performance and time restrictions.

Time-Vested Restricted Shares

Award Value:

•	One-third of the total targeted annual grant value will be provided in time-based RSA’s.

•	The grant value will be determined by calculating the total equity grant value [(2014 base salary x LTI target as % of 2014 base salary) then dividing by three].

•	Share count is based on the grant value divided by grant date closing stock price on 12/31/2013.

Vesting:

•	RSA’s will cliff vest three years from date of grant.

•	These shares are not subject to performance contingencies and will be earned by the recipient by continued employment through the vesting period.

Performance Shares - Total Shareholder Return (“TSR”)

Award Value:

•	The TSR-based performance shares will constitute one third of the overall long-term incentive grant value.

•	The target number of shares granted will be equal to the number of time-based restricted shares.

Vesting:

•	Vesting of performance shares occurs at the end of the three year performance period based on the achievement of pre-determined TSR percentile ranking in relation to the Russell 2000 Financial Services Index Companies (“Comparative Group”).

Performance Period:

•	The three year period which covers the grant date to the three year anniversary of the grant date.

Performance Metric:

•	The performance metrics associated with the Performance Shares will function on a relative TSR-based model provided on the following page. Actual relative TSR performance will be measured at the end of the three-year period as compared to the Russell 2000 Financial Services Index.

Performance Range:

•	As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of relative performance. Targeted performance is achieved when SISCO TSR is at the 60th percentile of the comparative group. Threshold performance is set at the 40th percentile. In the event SISCO performance is below the 40th percentile, the associated payout is equal to zero. Maximum payout is achieved when SISCO TSR performance is at the 100th percentile of the comparative group.

	Performance-Based Payment Schedule
	TSR Percentile Ranking	Percent of Target Payment [1]
Maximum	100th	200%
	90th	175%
	80th	150%
	70th	125%
Target	60th	100%
	50th	75%
Threshold	40th	50%
	<40th	0%

1)	Payouts will be interpolated in between percentile rankings.

Performance Shares - Earnings per Share (“EPS”) Growth

Award Value:

•	The EPS-based performance shares will constitute one third of the overall long-term incentive grant value.

•	The target number of shares to grant will be equal to the number of time-based RSA’s

Vesting:

•	Vesting of EPS performance shares occurs at the end of the three-year performance period based on achievement of pre-determined EPS targets.

Performance Period:

•	The three year period which covers the grant date to the three year anniversary of the grant date.

Performance Metric:

•	EPS performance shares will function on an EPS Compounded Annual Growth Rate performance scale.

Performance Range:

•	As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of EPS achievement. Targeted performance is achieved when SISCO’s EPS Compounded Annual Growth Rate is equal to 10%. A threshold performance level has been established at 5% growth. In the event SISCO performance is below this level, the associated payout is equal to zero. Maximum payout is achieved when SISCO EPS performance is equal to or greater than 15% growth.

	EPS Performance Shares
	EPS Compounded Growth Rate	Percent of Target Payment [1]
Maximum	15%	200%
	13%	150%
Target	10%	100%
	8%	80%
Threshold	5%	50%
	<5%	0%

1)	Payouts will be interpolated for actual EPS Growth Rate achieved.

Key Employee Equity Plan (“KEEPs”)

Executive shall be eligible to participate in a one-time LTI Performance Share Award (PSA) under the special Company’s Key Employee Equity Plan (“KEEPs”), as such plan shall be in effect and amended and/or superseded from time to time.

The actual value of the KEEPs shall be determined by the Board of Directors (“Board”), in its sole discretion. The Board shall consider the overall performance of the Company in awarding the KEEPs. As part of its analysis, the Board shall consider the following targets in determining the value of the KEEPs PSA granted to the Executive:

Key Employee Equity Plan (KEEPs)
EPS Performance Level		% of 2014 Base Salary[1]	Cash Value of Award
<$	5.00	0%	$—
	$5.00	500%	$2,250,000.00
	$5.50	600%	$2,700,000.00
	$6.00	700%	$3,150,000.00

1)	Payouts will be interpolated for actual EPS Growth Rate achieved.

PSA Value:

•	KEEPs is a one-time special Long Term Incentive.

•	Targeted PSA values for differing levels of EPS achievement will be established at the beginning of the performance period (500% - 700% of 2014 base salary).

•	No PSA will be granted at the beginning of the performance period. Rather, performance will be assessed and awards granted based on the achievement of EPS goals set forth in the schedule above.

•	Cash value of award is equal to [2014 base salary x KEEPs target as % of 2014 base salary].

Vesting:

•	If the performance criterion is achieved, awards as determined by the Board will be granted and immediately vested.

Performance Metric:

•	The Committee has established an EPS performance level scale which must be achieved for the year ending December 31, 2016 as illustrated in the table above.

Performance Range:

•	This PSA is based upon achieving pre-established EPS goals set forth by the Committee. Currently this range is from $5.00 per share at the threshold, to $6.00 per share at the maximum. In the event these goals are achieved, PSA’s equal to the achieved EPS performance amount will be issued to participants. If the EPS is below $5.00 per share, the PSA’s will not be granted.

Specific terms and calculations related to the Long Term Incentive (LTI)

The following sets forth the definition of specific terms and calculations related to the Long Term Incentive (LTI).

Term/Calculation	Definition

Base Pay	This is the annual base salary.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.

Circuit Breaker	Circuit Breaker is the minimum corporate performance that must be achieved in order to receive the specified compensation.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record.

Earnings Per Share (EPS)	Earnings Per Share (EPS) is the Diluted EPS attributable to Stewart as reported annually in the Form 10-K. Metric attainment shall be expressed as both SISCO’s EPS Compounded Annual Growth Rate (for the purposes of Performance Share vesting) and absolute value (for the purposes of the KEEPs award determination.)

Maximum (Performance Level)	See Performance Level.

Term/Calculation	Definition

Maximum Target Payout	The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the LTI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Performance Goals	Performance Goals provide the threshold, target and maximum measurements that must be achieved in order to receive the related level of compensation.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold (50% of Target) and Maximum (200% of Target).

Performance Share Award (PSA)	Performance Share Award is share-based compensation that vests based on defined measures, which include corporate performance and time based measures.

Restricted Stock Award (RSA)	Restricted Stock Award is share-based compensation that is restricted by time of service.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.

Target (Performance Level)	See Performance Level.

Target Payout	Target Payout is the share-based bonus that can be earned under the LTI. Target Payout is distributed at the end of three years. Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.

Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.

Term/Calculation	Definition

Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index. The source of data is Bloomberg.